October 29, 1996

Securities and Exchange Commission
Division of Investment Management
Office of the Chief Accountant
Washington, DC 20549




Re: The PBHG Funds, Inc. (Commission File Number 2-99810)

Dear Sir or Madam:

We have read the attached letter, dated October 31, 1996, from Lee T. Cummings, vice-president of The PBHG Funds, Inc. to the Securities and Exchange Commission (SEC) to be filed with the SEC pursuant to
Item 77K of Form N-SAR for The PBHG Funds, Inc., and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP



By
     Richard L. Fagnani

ELC

Copy to:
Mr. Lee T. Cummings
Vice President
PBHG Funds